EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Citizens Financial Services, Inc. of our report dated March 7, 2024, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Citizens Financial Services, Inc. for the year ended December 31, 2023.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania
October 22, 2024